Exhibit 99.1

GSRX Industries Inc. Announces the Addition of Troy Dooly & Shaun Dale to its Board of Directors

May 5, 2020

Dorado, Puerto Rico – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or, the “Company”) is pleased to announce the addition of Troy Dooly and Shaun Dale to its Board of Directors.

Mr. Dooly has over 37 years’ experience in operations and business development in various industries. He has held many positions including COO, CCO, and has founded multiple marketing and distribution companies. In addition to his professional experience, Mr. Dooly is a public speaker and radio host.

Mr. Dale brings 25 years of operational management experience to the Company. Shaun’s proven track of success brings stability and growth to GSRX’s operations and his experience will help guide GSRX as it looks to further expand into other industries.

“The addition of Shaun and Troy to GSRX’s Board brings experience that allows the Company to continue to grow and expand into other industries,” said interim Chief Executive Officer, Troy Nihart. “Our management team believes 2020 will bring many milestones as the Company continues to set aggressive targets.”

GSRX also announces the departure of Mike Aujla from its Board of Directors. The Company wishes to thank Mr. Aujla for his dedicated service. Accordingly, the Board is now comprised of Messrs. Aman Parmar, Shaun Dale, Troy Nihart, Troy Dooly and Jeff Rogers.

About GSRX Industries Inc.

GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing, and operating retail cannabis dispensaries and non-THC CBD retail stores. GSRX also is in the process of expanding its business to include distribution, extraction and light manufacturing, and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of premium hemp extract products.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

ir@gsrxindustries.com